Exhibit 99.1

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse Vice President, Market Development (781) 419-1812

Repligen Reports Second Quarter Fiscal Year 2007 Financial Results

WALTHAM, MA – November 2, 2006 - Repligen Corporation (NASDAQ: RGEN) today reported results for the second quarter of fiscal year 2007, ended September 30, 2006. Total revenue for the second quarter, consisting primarily of Protein A and SecreFlo® sales, was $2,865,000 compared to total revenue of $2,800,000 for the second quarter of fiscal year 2006. Gross profit on product revenue for the second quarter of fiscal year 2007 was $1,765,000 (66%) compared to $1,844,000 (68%) for the second quarter of fiscal year 2006.

Operating expenses for the second quarter of fiscal year 2007 were $3,961,000 compared to $3,480,000 for the same period in fiscal year 2006. This increase in operating expenses of $481,000 was primarily the result of increased personnel, stock based compensation and clinical trial expenses. The Company adopted Statement of Financial Accounting Standards No. 123R as of April 1, 2006. As a result, the Company is recording compensation expense for stock options awarded to employees in its Statement of Operations in fiscal year 2007. The total expense recorded for the quarter ended September 30, 2006 was $255,000. There was no expense recorded for the comparable quarter ended September 30, 2005.

The net loss for the second quarter of fiscal year 2007 was $863,000 or $0.03 per share, compared to a net loss of $468,000 or $0.02 per share for the same period in fiscal year 2006. Cash and marketable securities as of September 30, 2006 were $22,034,000 compared to $23,408,000 as of March 31, 2006.

“We are pleased to have made progress this quarter in developing our pipeline and prosecuting our intellectual property while maintaining a relatively low burn rate,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation

For the six-month period ended September 30, 2006, total revenue was $6,493,000 compared to $7,038,000 for the same period in fiscal year 2006, a decrease of $545,000 or 8%. Gross profit on product revenue for the six-month period was $4,135,000 (68%) compared to $4,882,000 (73%) for the same period in fiscal year 2006. Operating expenses for the six-month period were $7,710,000 compared to $6,838,000 for the same period in fiscal year 2006. The Company recorded approximately $504,000 in stock based compensation expense in the six-month period ending September 30, 2006, with no comparable expense in fiscal year 2006. The net loss for the six-month period was $763,000 or $0.03 per share compared to a net income of $1,719,000 or $.06 per share in the same period in fiscal year 2006.

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Repligen Reports Second Quarter Fiscal Year 2007 Financial Results, November 2, 2006

Update on Product Development Programs

Protein A

•	This quarter, we completed the final phase of expansion of our manufacturing facility with increased capabilities and capacity. The construction of this multi-thousand liter E. coli fermentation suite enables the complete manufacture of recombinant biologics, such as recombinant Protein A, including fermentation, recovery, purification, packaging, quality control and quality assurance at our facility in Waltham, Massachusetts. Previously this year, we completed the construction of a third large-scale purification suite, which allows us to increase our manufacturing throughput in excess of 200 kilograms of recombinant protein each year.

Secretin

•	Earlier this week we reported the initiation of a clinical study to evaluate the diagnostic utility of RG1068, synthetic human secretin, in functional magnetic resonance imaging (MRI) of the pancreas. This study is designed to confirm and quantify the clinical observation that patients with pancreatic disease have reduced pancreatic fluid production in response to stimulation by secretin, which may be useful in early diagnosis of chronic pancreatitis. In June we announced the initiation of a clinical trial to evaluate the use of secretin to aid in the detection of structural abnormalities of the pancreas. All 16 of the clinical sites in this study have been initiated and we anticipate that patients will be enrolled by the end of the year. We believe there may be more than 100,000 potential MRI images of the pancreas in the U.S. each year that could benefit from the use of secretin to detect structural abnormalities.

Uridine

•	We are currently conducting a Phase 2 clinical trial of RG2417, an oral formulation of uridine in bipolar depression. This is a multi-center, dose escalating study in which 80 patients will receive either an oral formulation of uridine or a placebo for 6 weeks. We have enrolled approximately 40% of the patients with 9 open sites and we expect to complete enrollment in this study by the end of the first quarter of next year.

Intellectual Property

•	Previously, Repligen and The University of Michigan jointly filed a complaint against Bristol- Myers Squibb Company (Bristol) (NYSE: BMY) in the United States District Court for the Eastern District of Texas for infringement of U.S. Patent No. 6,685,941 for the commercial sale of Orencia®. The patent entitled “Methods of Treating Autoimmune Disease via CTLA4-Ig,” covers methods of using CTLA4-Ig to treat rheumatoid arthritis, as well as other autoimmune diseases. The judge will hold a scheduling conference on November 16th, which will establish the initial timeline for the case.

•	Repligen and The Massachusetts Institute of Technology (MIT) previously filed suit against ImClone Systems, Inc. (ImClone) (NASDAQ: IMCL) alleging that ImClone’s production of Erbitux® infringes U.S. Patent No. 4,663,281, which covers certain genetic elements that increase protein production in a mammalian cell. On July 28, 2006, the United States District Court for the District of Massachusetts issued a Summary Judgment ruling in favor of Repligen and MIT and rejected ImClone’s defense of patent exhaustion, thereby eliminating ImClone’s patent exhaustion argument as a potential defense for ImClone at trial. ImClone has previously reported that it produced approximately $1 billion worth of Erbitux® prior to the expiration of the patent-in-suit in 2004. We are currently seeking patent term extension for this patent, which if granted could significantly increase the value of our infringement claim against ImClone. In addition, in

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Repligen Reports Second Quarter Fiscal Year 2007 Financial Results, November 2, 2006

March, Repligen and MIT filed a motion against ImClone seeking sanctions based on conduct that in our view constituted intimidation of a central witness in the case. In September, the Court held an evidentiary hearing on this motion, and we are currently waiting for the judge’s decision in this matter.

Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, November 2nd at 11:00 a.m. EST, to report second quarter 2007 financial results and to provide a quarterly update of the Company. This call can be accessed via Repligen’s website at www.repligen.com. If you are unable to access the webcast via the internet, you may also listen to the live broadcast by calling (800) 573-4754 for domestic calls and (617) 224-4325 for international calls. Participants must provide the following passcode: 77094999.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we currently market two commercial products, Protein A and SecreFlo®, which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

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Repligen Reports Second Quarter Fiscal Year 2007 Financial Results, November 2, 2006

SELECTED FINANCIAL DATA

Operating Statement Data:

Operating Statement Data:

	Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005
Revenue:
Product revenue	$2,680,000	$2,716,000	$6,043,000	$6,728,000
Other revenue	185,000	84,000	450,000	310,000

Total revenue	2,865,000	2,800,000	6,493,000	7,038,000
Operating expenses:
Cost of product revenue	915,000	872,000	1,908,000	1,846,000
Research and development	1,583,000	1,325,000	2,798,000	2,514,000
Selling, general and administrative	1,463,000	1,283,000	3,004,000	2,478,000

Total operating expenses	3,961,000	3,480,000	7,710,000	6,838,000

Income (loss) from operations	(1,096,000)	(680,000)	(1,217,000)	200,000

Interest expense	(3,000)	—	(6,000)	—
Investment income	236,000	212,000	460,000	349,000
Other income	—	—	—	1,170,000

Net income (loss)	$(863,000)	$(468,000)	$(763,000)	$1,719,000

Earnings Per Share:
Basic and diluted	$(0.03)	$(0.02)	$(0.03)	$0.06

Weighted average shares outstanding:
Basic	30,364,000	30,098,000	30,361,000	30,096,000

Diluted	30,364,000	30,098,000	30,361,000	30,607,000

	September 30, 2006	March 31, 2006
Balance Sheet Data:
Cash and marketable securities*	$22,034,000	$23,408,000
Total assets	28,093,000	28,599,000
Stockholders’ equity	25,193,000	25,433,000

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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